Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Company's common shares subject to restricted share units of Research In Motion Limited of our reports dated April 16, 2008, with respect to the consolidated financial statements of Research In Motion Limited included in its Annual Report (Form 40-F) for the year ended March 1, 2008, and the effectiveness of internal control over financial reporting of Research In Motion Limited filed with the Securities and Exchange Commission.

Kitchener, Canada,	/s/ Ernst & Young LLP
April 23, 2008.	Chartered Accountants
Licensed Public Accountants